Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of RADA Electronic Industries Ltd. dated June 14, 2016 and to the incorporation by reference therein of our report dated May 15, 2016, with respect to the consolidated financial statements of RADA Electronic Industries Ltd. and its subsidiary, included in its Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

Haifa, Israel	Kost Forer Gabbay & Kasierer
June 14, 2016	A Member of Ernst & Young Global